Exhibit 10.6
TRANSITION AGREEMENT

This Transition Agreement (this "Transition Agreement") is entered into as of October 22, 2018 by and among Michael Stigers ("Executive"), SUPERVALU INC. ("Company") and United Natural Foods, Inc. ("UNFI" and together with Executive and Company, the "Parties").

WHEREAS, Company, SUPERVALU Enterprises, Inc., UNFI and Jedi Merger Sub, Inc. are parties to an Agreement and Plan of Merger, dated as of July 25, 2018 (as it may be amended from time to time, the "Merger Agreement"), pursuant to which Company will be acquired by UNFI on the terms and subject to the conditions set forth in the Merger Agreement (the "Acquisition"); and

WHEREAS, Executive and Company are parties to that certain Change of Control Severance Agreement, dated as of November 30, 2015 (the "Change of Control Agreement"), generally pursuant to which Executive is eligible for certain payments and benefits in the event of a Separation from Service Incident to a Change of Control (as described in Section 3(a) of the Change of Control Agreement) including one resulting from the existence of "Good Reason" (as defined in the Change of Control Agreement); and

WHEREAS, the Parties wish to set forth their agreement with respect to certain terms and conditions of Executive's employment during a transition period following the Acquisition and the treatment thereof under the Change of Control Agreement.

NOW, THEREFORE, the Parties mutually agree as follows:

1.Certain Definitions. Capitalized terms used but not defined in this Transition Agreement shall have the respective meanings ascribed to them in the Merger Agreement or the Change of Control Agreement, as the case may be.

2.Change of Control. The Parties hereby acknowledge and agree the Closing of the Acquisition shall be a Change of Control for purposes of the Change of Control Agreement and the date of such Closing shall be the COC Date for purposes of the Change of Control Agreement.

3.Executive's Employment Following Acquisition. For the period (the "Transition Period") commencing upon the Closing of the Acquisition and ending upon the second anniversary of the Closing Date, Executive shall have the title of Executive Vice President, Wholesale and report to Sean Griffin.

4.Compensation. During the Transition Period, Executive shall receive an annual base salary of $575,000 paid in accordance with UNFI's payroll practices. Executive will be eligible to participate in UNFI's Annual Incentive Plan targeted at 75% of Executive's annual base salary based on achievement of certain fiscal year goals and incentives, however, the annual incentive amount will be no less than the target amount. Such annual incentive shall be payable in conjunction with all fiscal year-end incentive payments and will be prorated based on the date the Transition Period commences. Executive shall also be eligible to participate in UNFI's Long-Term Equity Incentive Program. Awards under the program must be approved by the Compensation Committee and are typically awarded during the first quarter of UNFI's fiscal year. Consistent with Section 5.5(a) of the Merger Agreement, Executive shall receive an equity grant in September of 2019 as part of UNFI's normal cycle and this grant shall be increased prorata to reflect the period of time between February 23, 2019 and July 31, 2019. Additionally, for the equity grant that is to be made in September of 2019, the amount would be 150% of base salary (prior to the prorata increase) that is split between performance stock units and restricted stock units. Executive shall also receive employee benefits in accordance with the provisions of the Merger Agreement.

5.Expiration of Transition Period. Upon the expiration of the Transition Period, the COC Agreement shall be without any further force or effect, and Executive and UNFI will determine the terms and conditions of any continuing employment relationship.

6.Restrictive Covenants. During the Transition Period and in respect of any employment termination that occurs during the Transition Period, the provisions of Section 11 of the Change of Control Agreement (relating to Employee Covenants) shall apply. Upon and after the expiration of the Transition Period, the provisions set forth in Exhibit A to this Transition Agreement shall apply to Executive's continuing employment relationship (as applicable) and in respect of any termination thereof following the Transition Period.

7.Effect on Change of Control Agreement. The Parties agree that Executive's employment following the Acquisition under the terms and conditions described in this Agreement shall not constitute "Good Reason" for purposes of the Change of Control Agreement. Except as specifically set forth herein, the Change of Control Agreement shall remain in effect in accordance with its terms.

8.Subject to Acquisition; Amendment. The effectiveness of this Agreement is subject to and conditioned upon the Closing of the Acquisition and if such Closing does not occur, this Transition Agreement shall be null and void ab initio and of no force or effect. This Transition Agreement may not be amended without the written consent of each of the Parties.

SIGNATURE PAGE FOLLOWS

EXHIBIT A

RESTRICTIVE COVENANTS

In consideration of this Transition Agreement of which this Exhibit A forms a part and in connection with the consummation of the Acquisition, and in recognition of the fact that, as a result of Executive's employment, Executive has had or will have access to and gain knowledge of Confidential Information (as defined below), which the Company, UNFI or any of their respective affiliates has expended time, resources and money to obtain or develop and which have significant value to the Company, UNFI or any of their respective affiliates, Executive agrees for the benefit of the Company, UNFI and their respective affiliates, and as a material condition to Executive's receipt of benefits described in this Transition Agreement, as follows:

1)Non-Disclosure of Confidential Information. Executive acknowledges that Executive will receive access or has received access to confidential or proprietary information or trade secrets pertaining to one or more of the Company, UNFI or their respective affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company, UNFI or any of their respective affiliates, does business ("Confidential Information"). Executive acknowledges that this Confidential Information was obtained or developed by the Company, UNFI or any of their respective affiliates at great expense and is zealously guarded by the Company, UNFI or any of their respective affiliates from unauthorized disclosure and that Executive's possession of this special knowledge is due solely to Executive's employment with the Company, UNFI or their respective affiliates. In recognition of the foregoing, Executive will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company's, UNFI's or any of their respective affiliate's business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long- and short-term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company, UNFI or any of their respective affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Executive's duties or with the express written consent of the Company or UNFI, as applicable. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, UNFI or their respective affiliate, as applicable, and must be returned to the Company, UNFI or such respective affiliate immediately upon termination of Executive's employment.

2)Return of Property. Upon termination of employment with the Company, UNFI or any of their respective affiliates, or at any other time at the request of the Company or UNFI, Executive shall deliver to a designated Company or UNFI representative all records, documents, hardware, software and all other property of the Company, UNFI or their respective affiliates and all copies of such property in Executive's possession. Executive acknowledges and agrees that all such materials are the sole property of the Company,

UNFI or their respective affiliates and that Executive will certify in writing to the Company or UNFI as applicable at the time of delivery, whether upon termination or otherwise, that Executive has complied with this obligation.

3)Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. Executive specifically acknowledges that the Confidential Information includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company, UNFI and their respective affiliates; that such data is a valuable and unique asset of the business of the Company, UNFI and their affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during Executive's employment with the Company, UNFI or their respective affiliates and for the twelve (12) months following termination of such employment for any reason, Executive agrees that Executive will not, except on behalf of the Company, UNFI or their respective affiliates, or with the Company's or UNFI's express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on Executive's own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the Company, UNFI or their respective affiliates with whom Executive had contact or about whom Executive gained Confidential Information during Executive's employment with the Company, UNFI or their respective affiliates for the purpose of obtaining business or engaging in the "Business of the Company" (as defined in Section 5 of this Exhibit A), or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company, UNFI or their respective affiliates.

4)Non-Solicitation of Employees. Executive specifically acknowledges that the Confidential Information described in this Exhibit A also includes confidential data pertaining to employees and agents of the Company, UNFI or their affiliates, and Executive further agrees that during Executive's employment with the Company, UNFI or their affiliates and for the twelve (12) months following termination of such employment for any reason, Executive will not, directly or indirectly, on Executive's own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company, UNFI or their respective affiliates to terminate their employment or agency with the Company, UNFI or any of their respective affiliates.

5)Non-Competition. Executive covenants and agrees that during Executive's employment with the Company, UNFI or any of their respective affiliates and for the twelve (12) months following termination of such employment for any reason, Executive will not, in any geographic market in which Executive worked on behalf of the Company, UNFI or any of their respective affiliates, or for which Executive had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on the Business of the Company (as defined below) directly or indirectly, as an owner, executive-level, senior-level or management-level employee, agent, associate, consultant, partner or in any other capacity.

1)The "Business of the Company" shall mean any business or activity engaged in by the Company, UNFI or their respective affiliates related to grocery, hard discount retailing, pharmacy retailing or general merchandise retailing and supply chain logistics (including, but not limited to, grocery distribution, business-to-business portal, retail support services and third-party logistics), or presented in concept to Executive by the Company, UNFI or its affiliates, or in which Executive becomes involved, at any time during Executive's employment with the Company, UNFI or any of their respective affiliates.

2)To "engage in or carry on" shall mean to have ownership in such business (excluding ownership of up to 1 % of the outstanding shares of a publicly• traded company) or to consult, work in, direct or have responsibility for any area of such business (with or without compensation), including, but not limited to, operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.

6)No Disparaging Statements. Executive agrees that Executive will not make, cause to be made, issue, release, authorize or confirm any comments or statements concerning the Company or UNFI, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray the Company or UNFI in a negative light, (b) in any way impair the reputation, goodwill, or legitimate business interest of the Company or UNFI; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of the Company or UNFI. This will apply, without limitation, to any (i) member of the general public; (ii) social media websites including but not limited to Facebook, LinkedIn Twitter, My Space, Google Plus, YouTube, etc.; (iii) current, former or prospective employees and agents of the Company and UNFI; (iv) current or future customers, licensees, vendors or referral sources; or (v) members of the press or other media. Notwithstanding the above, nothing herein shall preclude Executive from testifying under oath under power of a subpoena.

7)Remedies for Breach of These Covenants. Executive acknowledges and agrees that any breach of the covenants in this Exhibit A will cause irreparable harm to the Company, UNFI or their respective affiliates for which money damages could not reasonably or adequately compensate the Company, UNFI or their respective affiliates. Accordingly, the Company, UNFI and their respective affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and Executive consents to the issuance of such an injunction without the necessity of the Company, UNFI or any such affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than Five Hundred Dollars ($500) in principal amount. In the event that injunctive relief or damages are awarded to the Company, UNFI or any of their respective affiliates for any breach by Executive of this Exhibit A, Executive further agrees that the Company, UNFI or such affiliate shall be entitled to recover its costs and attorneys' fees necessary to obtain such recovery. In addition, Executive agrees that upon Executive's breach of any covenant in this Exhibit A, all unexercised options issued under any stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above.

8)Enforceability of These Covenants. It is further agreed and understood by Executive, the Company and UNFI that if any part, term or provision of these terms and conditions should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be modified by a court of competent jurisdiction and then applied to the fullest extent enforceable, valid or lawful under such law or rule or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Exhibit A shall not be affected or impaired in any way.

9)Application to Surviving Company. As used in this Exhibit A, references to the "Company" and as applicable its affiliates shall encompass SUPERVALU INC. and its affiliates both before and after the consummation of the Acquisition.

In recognition whereof, the parties hereto do affix their signatures.

SUPERVALU INC.

Name:	Michael Stigers

Title:	Executive Vice President, Wholesale

Signature:	/s/ Michael Stigers

Date:	10/22/2018

United Natural Foods, Inc.

Name:	Danielle Benedict

Title:	Chief Human Resource Officer

Signature:	/s/ Danielle Benedict

Date:	October 22, 2018